Exhibit F

PLEDGE AGREEMENT

between

HÖEGH LNG HOLDINGS LTD.,
as Pledgor

and

NORDIC TRUSTEE AS,
as Collateral Trustee

March 22, 2022

TABLE OF CONTENTS

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TABLE OF CONTENTS
(continued)

EXHIBITS & SCHEDULES

EXHIBIT A – FORM OF ISSUER’S ACKNOWLEDGEMENT

SCHEDULE 1 – NOTICE DETAILS FOR GRANTOR
SCHEDULE 2 – SECURITIES COLLATERAL
SCHEDULE 3 – PERFECTION DETAILS

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PLEDGE AGREEMENT

This PLEDGE AGREEMENT, dated as of March 22, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), made by and between Höegh LNG Holdings Ltd., a Bermuda company, as pledgor (the “Grantor”), in favor of Nordic Trustee AS, in its capacity as bond trustee for the ratable benefit of the Bondholders (as defined in the Bond Agreements, as defined below) pursuant to the Bond Agreements, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Trustee”).

RECITALS

A.                Pursuant to a bond agreement dated January 30, 2017 (as amended by the amendment agreement dated May 3, 2021 and as may be further amended and restated, supplemented or otherwise modified from time to time, the “HLNG03 Bond Agreement”) made by and among (i) the Grantor, as borrower and (ii) Nordic Trustee AS, as bond trustee, the Grantor issued a series of bonds in the maximum amount of NOK 1,500,000,000 (the “HLNG03 Bonds”);

B.                 Pursuant to a bond agreement dated January 28, 2020 (as amended by the Tap Issue Addendum dated October 8, 2020, the amendment agreement dated May 3, 2021, and the Tap Issue Addendum dated Jun 11, 2021, and as may be further amended and restated, supplemented or otherwise modified from time to time, the “HLNG04 Bond Agreement”) made by and among (i) the Grantor, as borrower and (ii) Nordic Trustee AS, as bond trustee, the Grantor issued a series of bonds in the maximum amount of NOK 1,300,000,000 (the “HLNG04 Bonds”);

C.                 Each of the HLNG03 Bond Agreement and the HLNG04 Bond Agreement (collectively, the “Bond Agreements”) provides that a “Special Put Option” (as separately defined in each Bond Agreement) will exist if a “Credit Event” (as substantially identically defined in each Bond Agreement) does not occur by April 1, 2022. The Grantor desires to avoid such Special Put Options and the execution and delivery of this Agreement is such a Credit Event; the Grantor is therefore willing to enter into this Agreement.

D.                This Agreement is given by the Grantor in favor of the Collateral Trustee for the ratable benefit of the Secured Parties (as defined herein) to secure the payment and performance of all of the Secured Obligations (as defined herein).

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor and the Collateral Trustee hereby agree as follows:

Article I

DEFINITIONS AND INTERPRETATION

Section 1.01       Definitions.

(a)               Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Bond Agreements. For the avoidance of doubt, (1) any term defined in both Bond Agreements shall have the meaning of such term in each Bond Agreement; e.g., (i) the “Bondholders” shall include the Bondholders as defined in the HLNG03 Bond Agreement and the Bondholders as defined in the HLNG04 Bond Agreement, (ii) “Event of Default” shall mean an Event of Default under either Bond Agreement, (iii) “Business Day” shall mean a day which is a Business Day under each Bond Agreement and (iv) “Finance Documents” shall include the Finance Documents as defined in the HLNG03 Bond Agreement and the Finance Documents as defined in the HLNG04 Bond Agreement and (2) if a term is defined in one Bond Agreement but not the other, it shall have the meaning ascribed to it in such Bond Agreement.

(b)               Unless otherwise defined herein or in the Bond Agreements, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.

(c)               The following terms shall have the following meanings:

“Agreement” has the meaning set forth in the Preamble hereof.

“Bonds” means the HLNG03 Bonds and the HLNG04 Bonds.

“Claims” means any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral.

“Collateral Trustee” has the meaning set forth in the Preamble hereof.

“Contested Liens” means, collectively, any Liens incurred in respect of any Claims to the extent that the amounts owing in respect thereof are not yet delinquent or are being contested in good faith and with proper reserves established with respect thereto in accordance with IFRS and otherwise comply with the provisions of Section 3.07.

“Distributions” means with respect to the Grantor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed or distributable to the Grantor in respect of or in exchange for any or all of the Pledged Securities.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of, limited partnership interest in or limited liability company interest in (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of, limited partnership interest in or limited liability company interest in (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of, limited partnership interest in or limited liability company interest in (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares, limited partnership interests or limited liability company interests (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. For purposes of this Agreement, Equity Interests shall not include the general partner interest or incentive distribution rights in the Issuer.

“First Priority” means, with respect to any Lien purported to be created in any Pledged Collateral pursuant to this Agreement, such Lien is the most senior lien to which such Pledged Collateral is subject.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” has the meaning set forth in the Preamble hereof.

“Issuer” means Höegh LNG Partners LP, a master limited partnership established under the laws of the Marshall Islands.

“Lenders” has the meaning set forth in the first Recital hereof.

“Lien” means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including, any conditional sale or other title retention agreement and any capital lease).

“Organizational Documents” means the certificate of incorporation, by-laws, memorandum of association, certificate of limited partnership and limited partnership agreement, certificate of formation and limited liability company agreement or any comparable formation documents of any business entity.

“Partnership Agreement” means the second amended and restated agreement of limited partnership, dated October 5, 2017, of the Issuer.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 2.01.

“Pledged Securities” means, collectively, with respect to the Grantor, (i) all issued and outstanding Equity Interests of the Issuer that are owned by the Grantor and listed in Schedule 2 hereof (which shall constitute all Equity Interests of the Issuer that are owned by the Grantor as of the date hereof) and all options, warrants, rights and agreements of the Issuer acquired by the Grantor in any manner relating to such Equity Interests, together with all claims, rights, privileges, authority and powers of the Grantor relating to such Equity Interests in the Issuer or under any Organizational Document of the Issuer and the certificates, instruments and agreements representing such Equity Interests, including the Equity Interests listed in Schedule 2 hereof, and (ii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) upon any consolidation or merger of the Issuer formed by or resulting from any consolidation or merger in which the Issuer is not the surviving entity; provided that, notwithstanding the foregoing, the Pledged Securities shall not include the general partner interest or the incentive distribution rights of the Issuer.

“Requirements of Law” means, as to any Person, any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Secured Obligations” means (i) obligations of the Grantor from time to time arising under either Bond Agreement, this Agreement, any other Finance Document or otherwise with respect to the due and prompt payment of (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding (“Postpetition Interest”)) on any of the Bonds, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (B) each payment required to be made by the Grantor under either Bond Agreement, this Agreement, or any other Finance Document, when and as due, including payments in respect of reimbursement obligations, interest thereon (including Postpetition Interest) and obligations to provide cash collateral and (C) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements, reimbursement obligations, contract causes of action, expenses and indemnities, whether primary or secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Grantor under or in respect of any other Finance Document, and (ii) the due and prompt performance of all other covenants, duties, debts, obligations and liabilities of any kind of the Grantor, individually or collectively, under or in respect of either Bond Agreement, this Agreement, any other Finance Document or any other document made, delivered or given in connection with any of the foregoing, in each case whether evidenced by a note or other writing, whether allowed in any bankruptcy, insolvency, receivership or other similar proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether primary or secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise.

“Secured Parties” means the holders of the Bonds and the Collateral Trustee.

“Securities Act” means, the Securities Act of 1933, as amended.

“Securities Collateral” means, collectively, the Pledged Securities and the Distributions.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if by reason of mandatory provisions of any Requirements of Law, any or all of the perfection or priority of the Collateral Trustee’s security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

Section 1.02       Interpretation. The rules of construction specified in the Bond Agreements (including Clause 18 of each Bond Agreement) shall be applicable to this Agreement. All references in this Agreement to Sections are references to Sections of this Agreement unless otherwise specified. All references in this Agreement to Schedules and Exhibits are references to Schedules and Exhibits of this Agreement unless otherwise specified.

Section 1.03       Resolution of Drafting Ambiguities. The Collateral Trustee acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement, that it and its counsel reviewed and participated in the preparation and negotiation of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Grantor) shall not be employed in the interpretation of this Agreement.

Section 1.04       Schedules. The Collateral Trustee and the Grantor agree that the Schedules hereto, all descriptions of Pledged Collateral contained in the Schedules and all amendments and supplements thereto are and shall at all times remain a part of this Agreement.

Article II

PLEDGE

Section 2.01       Pledge. As collateral security for the payment and performance in full of all the Secured Obligations, the Grantor hereby pledges and assigns to the Collateral Trustee, and grants to the Collateral Trustee, for the ratable benefit of the Secured Parties, a Lien on and security interest in and to, all of the right, title and interest of the Grantor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(a)               all Securities Collateral; and

(b)               to the extent not covered by clause (a) of this sentence, all proceeds and products of each of the foregoing, all books and records at any time evidencing or relating to any of the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Grantor from time to time with respect to any of the foregoing.

From and after the date of this Agreement, the Grantor shall not permit to become effective in any document creating, governing or providing for any Pledged Collateral, a provision that would prohibit or require the consent of any Person to the creation of a Lien on such Pledged Collateral owned by the Grantor in favor of the Collateral Trustee.

Section 2.02       Filings. The Grantor hereby irrevocably authorizes the Collateral Trustee at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral without the signature of the Grantor where permitted by law. The Grantor agrees to provide all necessary information related to such filings to the Collateral Trustee promptly upon request by the Collateral Trustee.

Section 2.03       Further Assurances. The Grantor shall take such further actions, and execute and/or deliver to the Collateral Trustee such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, and will obtain such governmental consents and corporate approvals and will cause to be done all such other things, as the Collateral Trustee may in its reasonable judgment deem necessary or appropriate in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Trustee hereunder, and enable the Collateral Trustee to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including (i) taking any and all actions necessary or requested to effect the exchange of any Pledged Securities for shares of another Person in the event of a merger where the Issuer is not the surviving entity, and (ii) the filing of any financing statements, continuation statements and other documents under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby, all in form reasonably satisfactory to the Collateral Trustee and in such offices wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Trustee hereunder, as against third parties, with respect to the Pledged Collateral. With respect to all Pledged Collateral of the Grantor over which the Collateral Trustee may obtain “control” within the meaning of section 8-106 of the UCC, the Grantor shall take all actions as may be reasonably requested from time to time by the Collateral Trustee so that control of such Pledged Collateral is obtained and at all times held by the Collateral Trustee. Without limiting the generality of the foregoing, but subject to applicable Requirements of Law, the Grantor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Trustee from time to time upon reasonable request by the Collateral Trustee such lists, schedules, descriptions and designations of the Pledged Collateral, statements, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Trustee shall reasonably request. If an Event of Default has occurred and is continuing, the Collateral Trustee may institute and maintain, in its own name or in the name of the Grantor, such suits and proceedings as the Collateral Trustee may deem necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Grantor.

Section 2.04       Collateral Trustee not a Limited Partner.

(a)               Nothing herein shall be construed to make the Collateral Trustee liable as a limited partner in the Issuer, and the Collateral Trustee shall not by virtue of this Agreement or otherwise (except as referred to in the following sentence) have any of the duties, obligations or liabilities of a limited partner in the Issuer.

(b)               The Collateral Trustee, by accepting this Agreement, does not intend to become a limited partner in the Issuer, or otherwise be deemed to be a co-venturer with respect to the Grantor, the Issuer and/or any other person either before or after an Event of Default shall have occurred. The Collateral Trustee shall have only those powers set forth herein and the Collateral Trustee shall assume none of the duties, obligations or liabilities of a limited partner in the Issuer.

(c)               The Collateral Trustee shall not be obligated to perform or discharge any obligation of the Grantor as a result of the pledge hereby effected.

(d)               The acceptance by the Collateral Trustee of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Collateral Trustee to appear in or defend any action or proceeding relating to the Pledged Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Pledged Collateral.

Article III

REPRESENTATIONS AND WARRANTIES

The Grantor represents and warrants as follows:

Section 3.01       Ownership of Property and No Other Liens.

(a)               The Grantor is the sole, direct, legal and beneficial owner of all Securities Collateral listed on Schedule 2, and has good and marketable title to all its Pledged Collateral, and none of such property is subject to any Lien, claim, option or right of others except for the Liens permitted under the Bond Agreements. No Person other than the Collateral Trustee has control or possession of all or any part of the Pledged Collateral, except as permitted by the Bond Agreements.

(b)               No financing statement or other instrument similar in effect covering all or any part of the Pledged Collateral or listing the Grantor as debtor is on file in any recording office, except those that have been filed in favor of the Collateral Trustee pursuant to this Agreement or as otherwise permitted under the Bond Agreements.

Section 3.02       Perfected First Priority Security Interest.

(a)               All of the Securities Collateral issued by the Issuer consists of uncertificated securities in book-entry format registered in the name of the Grantor at Computershare, the transfer agent for the securities of the Issuer.

(b)               The Collateral Trustee has a perfected First Priority security interest in all Securities Collateral of the Grantor pledged by it hereunder that are in existence on the date hereof.

(c)               On the date hereof all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by the Grantor to the Collateral Trustee in respect of the Pledged Collateral have been delivered to the Collateral Trustee in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office required by law to perfect, continue and maintain a valid, enforceable, First Priority security interest in the Pledged Collateral as provided herein.

(d)               This Agreement is effective to create in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Pledged Collateral and the proceeds thereof. All filings and other actions necessary or appropriate to perfect the security interest in the Pledged Collateral granted by the Grantor hereunder have been duly made or taken and are in full force and effect; and such security interest is First Priority.

Section 3.03       Name, Jurisdiction of Organization, Etc. The Grantor’s type of organization, jurisdiction of organization, legal name, organizational identification number and principal place of business all as in effect on the date hereof, are indicated next to its name in Schedule 3. Schedule 3 also lists the Grantor’s jurisdiction and type of organization, legal name and location of chief executive office and principal place of business at any time during the four months preceding the date hereof, if different from those referred to in the preceding sentence.

Section 3.04       Pledged Securities.

(a)               Schedule 2 sets forth a complete and accurate list of all Pledged Securities held by the Grantor as of the date hereof. The Grantor has no Equity Interests in the Issuer other than the Equity Interests listed on Schedule 2 and additional Equity Interests of the Issuer as to which the Grantor has complied with the requirements of Section 4.01, Section 4.02 and Section 4.08. The Equity Interests of the Issuer owned by Grantor are “securities” for the purposes of the UCC.

(b)               The Pledged Securities pledged by the Grantor hereunder constitute all of the issued and outstanding Equity Interests of the Issuer owned by the Grantor on the date hereof. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized and validly issued, and are fully paid and non-assessable and subject to no options to purchase or similar rights.

(c)               No Securities Collateral pledged by the Grantor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against the Grantor by any Person with respect thereto.

(d)               None of the Pledged Securities are now or will hereafter be held or maintained in the form of a securities entitlement, held by a securities intermediary or credited to any securities account.

Section 3.05       Pledged Collateral Information. All information set forth herein, including the schedules annexed hereto, relating to the Pledged Collateral, is accurate and complete.

Section 3.06       Claims. All Claims imposed upon or assessed against the Pledged Collateral have been paid and discharged except to the extent such Claims constitute a Contested Lien or a Lien permitted by the Bond Agreements.

Section 3.07       Non-conflict. The entry into and performance by the Grantor of, and the transactions contemplated by the Finance Documents and the granting of the security interest under this Agreement do not and will not conflict with:

(a)               the Organizational Documents of the Issuer; or

(b)               any trading policy of the Issuer applicable to the Grantor or any affiliate (within the meaning of Rule 144 under the Securities Act) of the Grantor.

Section 3.08       Power and Authority.

(a)               The Grantor is a limited liability company, duly incorporated and validly existing and registered under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as it is being conducted.

(b)               The Grantor has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

(c)               This Agreement constitutes the Grantor’s legal, valid and binding obligation, enforceable in accordance with its terms, and (save as provided for herein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render this Agreement enforceable against it.

(d)               All authorizations, consents, approvals, resolutions, licenses, exemptions, filings, notarizations or registrations required to enable the Grantor to enter into, exercise its rights and comply with its obligations under this Agreement have been obtained or effected and are in full force and effect.

Section 3.09       Time when representations are made. All of the above representations and warranties are deemed to be made on the date of this Agreement.

Article IV

COVENANTS

The Grantor covenants as follows:

Section 4.01       Perfection of Certificated Securities Collateral.

(a)               The Grantor hereby agrees that all certificates representing or evidencing the Securities Collateral acquired by the Grantor after the date hereof, shall promptly upon receipt thereof by the Grantor be held by or on behalf of and delivered to the Collateral Trustee, in suitable form for transfer by delivery or accompanied by duly executed undated instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Trustee.

(b)               After the occurrence and during the continuance of an Event of Default, the Collateral Trustee shall have the right to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

Section 4.02       Perfection of Uncertificated Securities Collateral. The Grantor hereby agrees that to the extent that the Securities Collateral consists of uncertificated securities, the Grantor will cause the Issuing Company to agree with the Grantor and the Collateral Trustee that the Issuing Company will, and will request its transfer agent to, comply with instructions with respect to such securities originated by the Collateral Trustee without further consent of the Grantor, such agreement to be substantially in the form of Exhibit A hereto.

Section 4.03       Maintenance of Perfected Security Interest. The Grantor shall, at its sole cost and expense, maintain the security interest created by this Agreement in the Pledged Collateral as a perfected First Priority security interest.

Section 4.04       No Transfer of Pledged Collateral. The Grantor shall not sell, offer to sell, dispose of, convey, assign or otherwise transfer, grant any option with respect to, restrict, or grant, create, permit or suffer to exist any Lien on, any of the Pledged Collateral pledged by it hereunder or any interest therein except as permitted by the Bond Agreements.

Section 4.05       Claims Against Pledged Collateral. The Grantor shall, at its own cost and expense, defend title to the Pledged Collateral and the First Priority security interest and Lien granted to the Collateral Trustee with respect thereto against all claims and demands of all Persons at any time claiming any interest therein adverse to the Collateral Trustee other than Liens permitted under the Bond Agreements.

Section 4.06       Other Financing Statements. The Grantor shall not execute or file, or authorize the filing in any recording office of, any financing statement or other similar instrument covering all or any part of the Pledged Collateral, except financing statements and other instruments filed in respect of Liens permitted under the Bond Agreements.

Section 4.07       Changes in Name, Jurisdiction of Organization, Etc. The Grantor shall not, except upon not less than 10 days’ prior written notice to the Collateral Trustee, and delivery to the Collateral Trustee of all additional financing statements, information and other documents reasonably requested by the Collateral Trustee to maintain the validity, perfection and priority of the security interests provided for herein:

(a)               change its legal name, identity or type of organization;

(b)               change the location of its chief executive office or its principal place of business;

(c)               change its Federal Taxpayer Identification Number or organizational identification number (if any); or

(d)               change its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, organizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction).

The Grantor shall, prior to any change described in the preceding sentence, take all actions requested by the Collateral Trustee to maintain the perfection and priority of the security interest of the Collateral Trustee in the Pledged Collateral intended to be granted hereunder.

The Grantor agrees to promptly provide the Collateral Trustee with certified Organizational Documents reflecting any of the changes described in this Section 4.07. The Grantor will (A) keep and maintain at its own cost and expense at its principal place of business satisfactory and complete records of the Pledged Collateral, including a record of all payments received and all other dealings of a material nature with the Pledged Collateral, and (B) mark its books and records pertaining to the Pledged Collateral and its books and records kept in its jurisdiction of organization to evidence this Agreement and the Liens and security interests granted hereby. The Grantor also agrees to promptly notify the Collateral Trustee of any change in the location of any office in which it maintains books or records relating to Pledged Collateral owned by it or any office or facility at which Pledged Collateral is located (including the establishment of any such new office or facility).

Section 4.08       Pledged Securities Covenants.

(a)                                       The Grantor will not vote in favor of any amendment or modification of the Organizational Documents of the Issuer in any manner that could reasonably be expected to be materially adverse to the Collateral Trustee.

(b)                                       The Grantor shall, upon obtaining any certificates evidencing Pledged Securities of the Issuer, accept the same in trust for the benefit of the Collateral Trustee and promptly (but in any event within five Business Days after receipt thereof) deliver to the Collateral Trustee an updated Schedule 2, and the certificates and other documents required under Section 4.01 and Section 4.02 in respect of the additional Pledged Securities which are to be pledged pursuant to this Agreement, and confirm the Lien hereby created on such additional Pledged Securities.

Section 4.09       Approvals. In the event that the Collateral Trustee desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement, in each case after the occurrence and during the continuance of an Event of Default, and reasonably determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the request of the Collateral Trustee, the Grantor agrees to assist the Collateral Trustee in obtaining as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

Article V

LIQUIDATION, RECAPITALIZATION, ETC.

Section 5.01       Existing Voting Rights and Distributions.

(a)               Until such time as Grantor shall have received a written notice from the Collateral Trustee after the occurrence and during the continuance of an Event of Default:

(i)                 The Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Bond Agreements or any other Finance Document.

(ii)              The Grantor shall be entitled to receive and retain, free and clear of the Lien hereof, any and all Distributions, if and to the extent made in accordance with the provisions of the Finance Documents; provided, however, that any and all non-cash Distributions paid, received or otherwise distributed in respect of, or in exchange for, any Securities Collateral, cash Distributions paid in respect of any Securities Collateral in connection with a liquidation or dissolution or reorganization or in connection with a reduction of capital, capital surplus, stock-split, spin-off or similar rearrangement and cash paid or otherwise distributed in respect of principal, or redemption of, or in exchange for, any Securities Collateral, shall be promptly delivered to the Collateral Trustee to hold as Pledged Collateral and shall, if received by the Grantor, be received in trust for the benefit of the Collateral Trustee, be segregated from the other property or funds of the Grantor and, if in certificated form, be promptly (but in any event within five Business Days after receipt thereof) delivered to the Collateral Trustee as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b)               The Collateral Trustee shall be deemed without further action to have granted to the Grantor all necessary consents relating to voting rights and shall, if necessary, upon written request of the Grantor and at the sole cost and expense of the Grantor, from time to time execute and deliver (or cause to be executed and delivered) to the Grantor all such instruments as the Grantor may reasonably request in order to permit the Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.01(a)(i) and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.01(a)(ii).

(c)               Upon the Collateral Trustee’s delivery of written notice to the Grantor after the occurrence and during the continuance of any Event of Default:

(i)                 All rights of the Grantor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.01(a)(i) shall immediately cease, and all such rights shall thereupon become vested in the Collateral Trustee, which shall have the sole right to exercise such voting and other consensual rights.

(ii)              All rights of the Grantor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.01(a)(ii) shall immediately cease and all such rights shall thereupon become vested in the Collateral Trustee, which shall have the sole right to receive and hold such Distributions as Pledged Collateral.

(d)               The Grantor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Trustee appropriate instruments as the Collateral Trustee may reasonably request in order to permit the Collateral Trustee to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.01(c)(i) and to receive all Distributions which it may be entitled to receive under Section 5.01(c)(ii).

(e)               All Distributions which are received by the Grantor contrary to the provisions of Section 5.01(a)(ii) or Section 5.01(c) shall be received in trust for the benefit of the Collateral Trustee, shall be segregated from other funds of the Grantor and shall promptly (but in any event within five Business Days after receipt thereof by the Grantor) be paid over to the Collateral Trustee as Pledged Collateral in the same form as so received (with any necessary endorsement).

Article VI

REMEDIES

Section 6.01       Remedies.

(a)               Subject to clause (c) below, if any Event of Default shall have occurred and be continuing, the Collateral Trustee may exercise, without any other notice to or demand upon the Grantor, in addition to the other rights and remedies provided for herein or in any other Finance Document or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Pledged Collateral) and also may:

(i)                 (A) exercise any voting rights relating to the Pledged Collateral (whether or not the same shall have been transferred into its name or the name of its nominee) for any lawful purpose, including for the liquidation of the assets of the Issuer and the amendment or modification of the Organizational Documents of the Issuer, (B) give all consents, waivers, approvals, and ratifications in respect of such Pledged Collateral, (C) receive all amounts payable in respect of the Pledged Collateral otherwise payable under Section 5.01(a)(ii) to the Grantor, (D) exercise any and all rights and remedies of the Grantor under or in connection with the Pledged Collateral, and (E) otherwise act with respect to the Pledged Collateral as though it were the outright owner thereof (the Grantor hereby irrevocably constituting and appointing the Collateral Trustee the proxy and attorney-in-fact of the Grantor, with full power and authority of substitution, to do so);

(ii)              demand, sue for, collect, compromise, or settle any rights or claims in respect of any Pledged Collateral, as attorney-in-fact pursuant to Section 7.02 or otherwise/as the Collateral Trustee deems suitable;

(iii)            without notice except as specified below and without demand for performance by the Grantor, sell, resell, assign and deliver or grant a license to use or otherwise dispose of the Pledged Collateral or any part thereof, in one or more parcels at public or private sale, at any of the Collateral Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Trustee may deem commercially reasonable;

(iv)             cause all or any part of the Pledged Collateral held by it to be transferred into its name or the name of its nominee; and

(v)               without notice to the Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or part of the Secured Obligations against any funds deposited with it or held by it, with any withdrawal penalty relating to such funds being an expense of collection for the account of the Grantor.

(b)               The Collateral Trustee is authorized, in connection with any sale of the Pledged Collateral pursuant to this Section 6.01, to deliver or otherwise disclose to any prospective purchaser of the Pledged Collateral (including any public disclosure where the sale of the Pledged Collateral may be made pursuant to Rule 144 under the Securities Act) any information in its possession relating to such Pledged Collateral, regardless of whether such information has previously been disclosed to the public provided, that, if such information has not been disclosed to the public previously, the Collateral Trustee shall give the Grantor at least two Business Days’ notice of the Collateral Trustee’s intention to disclose such information, such notice to provide reasonable detail of the information that the Collateral Trustee intends to disclose in order to provide the Grantor the opportunity to make such information public, provided, further, however, that any disclosure by the Grantor shall not limit the right of the Collateral Trustee to make its own disclosure of such information.

Section 6.02       Sale of Pledged Collateral. In the event of any sale or other disposition of the Pledged Collateral as provided in Section 6.01 other than the sale of Pledged Securities on a Recognized Market (as defined in the UCC) on which the Issuer’s securities are then listed for trading, the Collateral Trustee shall give to the Grantor at least ten (10) days’ prior written notice of the time and place of any public sale or other disposition of the Pledged Collateral or the time after which any private sale or any other disposition is to be made (unless the UCC provides that no notice is required for the sale of the Pledged Collateral in which case the Collateral Trustee shall not be required to give any prior written notice). The Grantor hereby acknowledges that ten days’ prior written notice of such sale or other disposition (if applicable) shall be reasonable notice. The Collateral Trustee may enforce its rights hereunder without any other notice and without any other action now or hereafter required by law, regulation, judicial order or decree or otherwise (all of which are hereby expressly waived by the Grantor, to the fullest extent permitted by law). The Collateral Trustee may buy any part or all of the Pledged Collateral at any public sale or other disposition and if any part or all of the Pledged Collateral is of a type customarily sold or otherwise disposed of in a Recognized Market or is of a type which is the subject of widely-distributed standard price quotations, the Collateral Trustee may buy at any private sale or other disposition and may make payments thereof by any means. At any sale of the Pledged Collateral, if permitted by applicable law, the Collateral Trustee may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable at such sale. The Grantor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Pledged Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Pledged Collateral and any other security for the Secured Obligations or otherwise. The Collateral Trustee shall not be liable for failure to collect or realize upon any or all of the Pledged Collateral or for any delay in so doing nor shall it be under any obligation to take any action with regard thereto.

Section 6.03       Private Sales. The Grantor recognizes that the Collateral Trustee may be unable to effect a public sale or other disposition of the Pledged Collateral due to the lack of a ready market for the Pledged Collateral, a limited number of potential buyers of the Pledged Collateral or certain prohibitions contained in the Securities Act, state securities laws, and other applicable laws, and that the Collateral Trustee may be compelled to resort to one or more private sales or other dispositions thereof to a restricted group of purchasers. The Grantor agrees that such private sales or other dispositions may be at prices and other terms less favorable to the seller than if sold at public sales or other dispositions and that such private sales or other dispositions shall not solely by reason thereof be deemed not to have been made in a commercially reasonable manner. The Collateral Trustee shall be under no obligation hereunder or otherwise (except as provided by applicable law) to delay a sale or other disposition of any of the Pledged Collateral for the period of time necessary to permit the registration of such securities for public sale or other public disposition under the Securities Act and applicable state securities laws. Any such sale or other disposition of all or a portion of the Pledged Collateral may be for cash or on credit or for future delivery and may be conducted at a private sale or other disposition where the Collateral Trustee or any other Person or entity may be the purchaser of all or part of the Pledged Collateral so sold or otherwise disposed of. The Grantor agrees that to the extent notice of sale or other disposition shall be required by law, at least ten (10) days’ prior notice to the Grantor of the time and place after which any private sale is to be made shall constitute reasonable notification. Subject to the foregoing, the Collateral Trustee agrees that any sale or other disposition of the Pledged Collateral shall be made in a commercially reasonable manner. The Collateral Trustee shall incur no liability as a result of the sale or other disposition of any of the Pledged Collateral, or any part thereof, at any private sale which complies with the requirements of this ARTICLE VI. The Grantor hereby waives, to the extent permitted by applicable law, any claims against the Collateral Trustee arising by reason of the fact that the price at which any of the Pledged Collateral, or any part thereof, may have been sold or otherwise disposed of at such private sale was less than the price that might have been obtained at a public sale or other public disposition, even if the Collateral Trustee accepts the first offer deemed by the Collateral Trustee on good faith to be commercially reasonable under the circumstances and does not offer any of the Pledged Collateral to more than one offeree.

Section 6.04       No Waiver and Cumulative Remedies. No failure on the part of the Collateral Trustee to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Trustee in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Trustee be required to look first to, enforce or exhaust any other security, collateral or guaranties. The Collateral Trustee shall not by any act (except by a written instrument pursuant to Section 7.05), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

Section 6.05       Grantor’s Agreements.

(a)               If the Collateral Trustee determines to exercise its right to sell all or any of the Pledged Collateral of the Grantor pursuant to ARTICLE VI, the Grantor agrees that, upon request of the Collateral Trustee, the Grantor will, at its own expense:

(i)                 provide the Collateral Trustee with such information as may be necessary or, in the opinion of the Collateral Trustee, advisable to enable the Collateral Trustee to effect the sale of such Pledged Collateral; and

(ii)              do or cause to be done all such other acts and things as may be necessary to make the sale of such Pledged Collateral valid and binding and in compliance with all applicable Requirements of Law.

(b)               The Grantor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Collateral Trustee by reason of the failure of the Grantor to perform any of the covenants contained in ARTICLE VI; and consequently agrees that if the Grantor fails to perform any of such covenants, it will pay, as liquidated damages and not as a penalty, an amount equal to the value of the Pledged Collateral on the date the Collateral Trustee demands compliance with Section 6.06.

(c)               To the extent permitted by applicable law, the Grantor waives all claims, damages and demands it may acquire against the Collateral Trustee arising out of the exercise by it of any rights hereunder. The Grantor hereby waives presentment, notice of dishonor, and protest of all instruments included in or evidencing any of the Secured Obligations or the Pledged Collateral, and any and all other notices and demands whatsoever (except as expressly provided herein).

Section 6.06       Application of Proceeds. Upon the exercise by the Collateral Trustee of its remedies hereunder, any proceeds received by the Collateral Trustee in respect of any realization upon any Pledged Collateral shall be applied pro rata in accordance with the then-outstanding Secured Obligations. The Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Pledged Collateral are insufficient to pay the Secured Obligations and the fees and other charges of any attorneys employed by the Collateral Trustee to collect such deficiency.

Article VII

MISCELLANEOUS

Section 7.01       Performance By Collateral Trustee. If the Grantor shall fail to perform any covenants contained in this Agreement (including covenants to pay insurance, taxes and claims arising by operation of law in respect of the Pledged Collateral and to pay or perform the Grantor obligations under any Pledged Collateral) or if any representation or warranty on the part of the Grantor contained herein shall be breached, and, in each case, the same shall result in an Event of Default, the Collateral Trustee may (but shall not be obligated to) following notice to the Grantor of such failure to perform and the Grantor’s failure to remedy such failure within a commercially reasonable time period, do the same or cause it to be done or remedy any such breach, and may make payments for such purpose; provided, however, that the Collateral Trustee shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which the Grantor fails to pay or perform as and when required hereby and which the Grantor does not contest in accordance with the provisions of the Bond Agreements. Any and all amounts so paid by the Collateral Trustee shall be reimbursed by the Grantor in accordance with the provisions of Section 7.08. Neither the provisions of this Section 7.01 nor any action taken by the Collateral Trustee pursuant to the provisions of this Section 7.01 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default.

Section 7.02       Power of Attorney. The Grantor hereby appoints the Collateral Trustee its attorney-in-fact, with full power and authority in the place and stead of the Grantor and in the name of the Grantor, or otherwise, from time to time during the existence of an Event of Default which has occurred and is continuing in the Collateral Trustee’s discretion to take any action and to execute any instrument or document consistent with the terms of the Bond Agreements and the other Finance Documents which the Collateral Trustee may deem necessary or advisable to accomplish the purposes hereof (but the Collateral Trustee shall not be obligated to and shall have no liability to the Grantor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

Section 7.03       Continuing Security Interest and Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) be binding upon the Grantor, its successors and assigns and (b) inure, together with the rights and remedies of the Collateral Trustee hereunder, to the benefit of the Collateral Trustee and its permitted successors, transferees and assigns and their respective officers, directors, employees, affiliates, agents, advisors and controlling Persons; provided that the Grantor shall not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Collateral Trustee and any attempted assignment or transfer without such consent shall be null and void. Without limiting the generality of the foregoing clause (b), the Collateral Trustee may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Collateral Trustee, herein or otherwise, subject however, to the provisions of the Bond Agreements.

Section 7.04       Termination and Release.

(a)               (i) At such time as the Secured Obligations have been paid in full (other than contingent indemnification obligations in which no claim has been made), or (ii) if, subsequent to May 4, 2021, but on or prior to December 31, 2022, an amount of at least $100,000,000 has been contributed to the Grantor as new equity or other fully subordinated capital that cannot be serviced with cash interest or amortized (in each case other than by way of distributions permitted under the Bond Agreements), then, in each case, the Pledged Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Trustee and the Grantor hereunder shall terminate, all without delivery of any instrument or any further action by any party, and all rights to the Pledged Collateral shall revert to the Grantor. At the request and sole expense of the Grantor following any such termination, the Collateral Trustee shall deliver to the Grantor any Pledged Collateral held by the Collateral Trustee hereunder, and execute and deliver to the Grantor any documents that the Grantor shall reasonably request to evidence such termination.

(b)               If any of the Pledged Collateral is sold, transferred or otherwise disposed of by the Grantor in a transaction permitted by the Bond Agreements, or the Bond Agreements otherwise authorize the release of the Lien created pursuant to this Agreement thereon, then the Lien created pursuant to this Agreement in such Pledged Collateral shall be released, and the Collateral Trustee, at the request and sole expense of the Grantor, shall execute and deliver to the Grantor all releases and other documents reasonably necessary or advisable for the release of the Liens created hereby on such Pledged Collateral.

Section 7.05       Modification in Writing. None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived, and no consent to any departure by the Grantor therefrom shall be effective, except by a written instrument signed by the Collateral Trustee in accordance with the terms of the Bond Agreements. Any amendment, modification or supplement of any provision hereof, any waiver of any provision hereof and any consent to any departure by the Grantor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given.

Section 7.06       Modifications to Schedule 2. In the event that (i) the Grantor receives additional Pledged Securities or (ii) some or all of the Pledged Securities are to be released pursuant to any other provisions of the Bond Agreements, the Grantor shall adjust Schedule 2 hereof in order to accurately reflect which Securities Collateral are pledged pursuant to this Agreement.

Section 7.07       Notices. Unless otherwise provided herein, any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be given in the manner and become effective as set forth in the Bond Agreements, and, as to the Grantor, addressed to it at the address of the Grantor set forth in Schedule 1 hereof and as to the Collateral Trustee, addressed to it at the address set forth in the Bond Agreements, or in each case at such other address as shall be designated by such party in a written notice to the other party.

Section 7.08       Indemnity and Expenses. Clauses 14 (Fees and Expenses) and 17.2 (Liability and Indemnity) of the HLNG03 Bond Agreement and Clause 16.4 (Expenses, liability and indemnity) of the HLNG04 Bond Agreement are hereby incorporated herein by reference, mutatis mutandis.

Section 7.09       Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

Section 7.10       Submission to Jurisdiction.

(a)               The Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)               Nothing in this Section 7.10 shall affect the right of the Collateral Trustee to bring any action or proceeding against the Grantor or its property in the courts of any other jurisdictions where such action or proceeding may be heard.

(c)               The Grantor hereby irrevocably and unconditionally waives to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)               The Grantor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to its address specified in Schedule 1 hereof. The Grantor also agrees that service of process may be made on it by any other method of service provided for under the applicable laws in effect in the State of New York.

Section 7.11       WAIVER OF IMMUNITY. TO THE EXTENT THAT THE GRANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE GRANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

Section 7.12       WAIVER OF JURY TRIAL. EACH OF THE GRANTOR AND THE COLLATERAL TRUSTEE HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

Section 7.13       Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

Section 7.14       Counterparts; Integration; Effectiveness. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. This Agreement and the other Finance Documents, constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. This Agreement shall become effective when it shall have been executed by the Collateral Trustee. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.15       No Release. Nothing set forth in this Agreement or any other Finance Document, nor the exercise by the Collateral Trustee of any of the rights or remedies hereunder, shall relieve the Grantor from the performance of any term, covenant, condition or agreement on the Grantor’s part to be performed or observed in respect of any of the Pledged Collateral or from any liability to any Person in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Trustee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Grantor’s part to be so performed or observed or shall impose any liability on the Collateral Trustee or any other Secured Party for any act or omission on the part of the Grantor relating thereto or for any breach of any representation or warranty on the part of the Grantor contained in this Agreement, either Bond Agreement or any other Finance Document, or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Trustee nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Collateral Trustee or any other Secured Party be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in Pledged Collateral. The obligations of the Grantor contained in this Section 7.15 shall survive termination hereof and the discharge of the Grantor’s other obligations under this Agreement, the Bond Agreements and any other Finance Document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

HÖEGH LNG HOLDINGS LTD., as Grantor

By:	/s/ Håvard Furu
Name:	Håvard Furu
Title:	Authorized Signatory

NORDIC TRUSTEE AS, as Collateral Trustee

By:	/s/ Lars Erik Lærum
Name:	Lars Erik Lærum
Title:	Authorised signatory

[Signature Page: Höegh Share Pledge]

SCHEDULE 1

ADDRESS FOR NOTICES

Name:	HÖEGH LNG HOLDINGS LTD.
Jurisdiction of organization	Bermuda
Registration number (or equivalent, if any)	39152
Registered office	Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda
Address for notices	c/o Leif Höegh (U.K.) Limited 150 Minories, London, EC3N 1LS, UK

SCHEDULE 2

SECURITIES COLLATERAL

As of March 22, 2022

Legal Entities Owned	Record Owner	Certificated (Y/N)	Certificate No.	Register	Partnership Interests Pledged	Pledged Equity Interests (Y/N)
Höegh LNG Partners LP	Höegh LNG Holdings Ltd.	N	N/A	Book Entry (Restricted - 1933 Act)	2,101,438 Common Units issued August 12, 2014	Y
Höegh LNG Partners LP	Höegh LNG Holdings Ltd.	N	N/A	Book Entry (Restricted - 1933 Act)	13,156,060 Common Units issued August 16, 2019	Y

SCHEDULE 3

PERFECTION DETAILS

Legal Name	Type of Organization	Jurisdiction of Organization	Federal Taxpayer Identification	Organizational Identification Number	Chief Executive Office / Principal Place of Business
Höegh LNG Holdings Ltd.	Company limited by shares	Bermuda	N/A	39152	c/o Leif Höegh (U.K.) Limited 150 Minories, London, EC3N 1LS, UK

The Grantor has not changed any of the above information within the past four (4) months.

EXHIBIT A

FORM OF ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (a) acknowledges receipt of the Pledge Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement), dated as of March 22, 2022, made by and between Höegh LNG Holdings Ltd., a Bermuda company, as pledgor (the “Grantor”), in favor of Nordic Trustee AS, as Collateral Trustee (the “Collateral Trustee”), and (b) agrees that it will comply with instructions of the Collateral Trustee with respect to the applicable Securities Collateral without further consent by the Grantor and notwithstanding contrary instructions given by the Grantor.

HÖEGH LNG PARTNERS LP

By:______________________
Name:
Title: